Exhibit 10.32
SOMAXON PHARMACEUTICALS, INC.
EMPLOYMENT AGREEMENT
     Employment Agreement (this “Agreement”) made and entered into effective as of December 6, 2007, between Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and David F. Hale, an individual (“Executive”).
W I T N E S S E T H:
     Whereas, the Company desires to employ Executive and Executive desires to accept employment with Company upon the terms and conditions hereinafter set forth;
     Now, Therefore, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:
          1. Position and Duties. Executive shall diligently and conscientiously devote Executive’s time, attention, energy, skill and efforts to the business of the Company and the discharge of Executive’s duties hereunder. Executive’s duties under this Agreement shall be to serve as Executive Chairman of the Board of Directors and Interim Chief Executive Officer, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the Board of Directors of the Company (the “Board”) or its designees. Executive shall also act as an officer and/or director and/or manager of such affiliates of the Company as may be designated by the Board from time to time, commensurate with Executive’s office, all without further compensation, other than as provided in this Agreement. As an exempt, salaried employee, Executive will be expected to work such hours as required by the nature of Executive’s work assignments.
          2. Place and Term of Employment.
               (a) Executive’s performance of services under this Agreement shall be rendered in San Diego County, California, subject to necessary travel requirements of Executive’s position and duties hereunder.
               (b) Executive’s employment under this Agreement shall commence on December 6, 2007, and continue until the earliest to occur of: (i) December 31, 2008 (or such later date as may be mutually agreed upon by Executive and the Board), (ii) the Company’s appointment of a permanent Chief Executive Officer, or (iii) Executive’s resignation from the position of interim Chief Executive Officer. Following the termination of Executive’s employment, Executive’s duties will revert to those of non-executive Chairman of the Board and Executive will continue to be compensated for his service as non-executive Chairman of the Board only, as described below in Section 3(a). Executive’s employment may be terminated by either Executive or the Board at any time, for any reason or no reason. If this Agreement terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or other compensation other than as provided in this Agreement.
          3. Compensation.
               (a) Base Salary. The Company shall pay to Executive monthly base salary compensation as follows: (i) for service as interim Chief Executive Officer of the Company, the Company shall pay Executive $15,000 for each month or portion thereof that Executive holds such position, beginning January 1, 2008; and (ii) for service as the Company’s Chairman of the Board (regardless of whether Executive is acting as Executive Chairman or non-executive Chairman of the Board), the Company shall pay Executive $15,000 for each month or portion thereof that Executive holds such position, beginning December 6, 2007 and continuing through December 31, 2008. Executive’s annual base salary payable hereunder, as it may be adjusted from time to time, is referred to herein as “Base Salary.” Base Salary shall be paid in equal installments in accordance with the Company’s payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly. Prior to the end of the Company’s 2008 fiscal year, the Board will review Executive’s role with the Company and will determine Executive’s compensation for the 2009 fiscal year; provided that if Executive is to act as the Company’s non-executive Chairman of the Board after December 31, 2008 and is no longer to be an employee of the Company, Executive shall be compensated for such service as provided under the Company’s Director Compensation Policy, as the same shall be adjusted or modified by the Board from time to time.
               (b) Management Incentive Plan. The Company has adopted a management incentive compensation plan providing for annual bonus awards to Executive and the Company’s other eligible employees dependent upon, among other things, the achievement of certain performance levels by the Company (the “Company Management Incentive Plan”). With respect to the Company’s 2008 fiscal year, Executive will be entitled to receive a bonus under the Company Management Incentive Plan based solely on the achievement of corporate performance levels during such fiscal year, with his target bonus being 40% of the amount of total Base Salary ($30,000 per month) that he receives during the portion of such fiscal year that he serves as interim Chief Executive Officer (for example, if Executive serves as interim Chief Executive Officer for six (6) months during the 2008 fiscal year, his total Base Salary to be taken into account for purposes of his bonus determination shall be $180,000). Such bonus will be determined by the Compensation Committee of the Board and paid to Executive at the same time that the determination and payment of performance-based annual bonuses are made under the Company Management Incentive Plan with respect to the Company’s other executive officers for such fiscal year, but in no event later than March 15, 2009.
               (c) Option Grants. As additional consideration for the services to be rendered by Executive under this Agreement, the Board has granted to Executive stock options to purchase 90,000 shares of the Company’s common stock. The exercise price per share of such options is equal to $5.90, which was the closing price of the Company’s common stock on the Nasdaq Global Market on December 6, 2007, the date Executive commenced full-time employment with the Company. The stock options were broken into two grants: (i) a grant of 50,000 stock options that will vest on the first of each calendar month in 36 equal installments beginning on January 1, 2008, subject to Executive’s continuing service to the Company on each such date as an employee, consultant or director, and (ii) a grant of 40,000 stock options that were fully vested at the time of grant. The stock options were granted under the Company’s 2005 Equity Incentive Award Plan (the “Option Plan”) and are subject to the terms and conditions applicable to stock options granted under that plan, as described in that plan and the applicable stock option agreement.
          4. Benefits. Executive shall be eligible to participate in all employee benefit programs of the Company offered from time to time during the term of Executive’s employment by the Company to employees or executive officers, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the Company’s then-current practice as approved by the Board from time to time. Except to the extent financially feasible for the Company, the foregoing shall not be construed to require the Company to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company has the right, in its sole discretion, to amend, modify or terminate its benefit plans without creating any rights in Executive.

          5. Vacation. Executive shall be entitled to paid vacation and sick time (“PTO”) of up to four weeks per calendar year. Executive may roll-over unused PTO time from one calendar year to another, subject to a maximum of six weeks of accrued PTO, which is to be accrued in accordance with the Company’s PTO policy.
          6. Business Expenses. The Company shall promptly reimburse Executive for Executive’s reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive’s duties under this Agreement consistent with the policies of the Company as applied to all executive officers. Executive shall document and substantiate such expenditures as required by the policies of the Company as applied to all executive officers, including an itemized list of all expenses incurred, the business purposes for which such expenses were incurred, and such receipts as Executive reasonably has been able to obtain.
          7. Termination of Employment.
               (a) Death or Disability.
                    (i) In the event of Executive’s death, Executive’s employment with the Company shall automatically terminate. If Executive’s employment with the Company is terminated pursuant to Executive’s death, the Company shall pay to Executive (A) his accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6), (B) any accrued but unused PTO, and (C) at the discretion of the Board, an annual bonus for the year in which Executive’s death occurs, prorated through the date of death, based on the Board’s good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Management Incentive Plan in accordance with Paragraph 3(b), payable in a lump sum within ten (10) days following Executive’s death.
                    (ii) Each of the Company and Executive shall have the right to terminate Executive’s employment in the event of Executive’s Disability. “Disability” as used in this Agreement shall have meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), which as of the date of this Agreement is as follows: “An individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.” A termination of Executive’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the 10th day after receipt of such notice by the other party (the “Disability Effective Date”), unless Executive returns to full-time performance of Executive’s duties before the Disability Effective Date. If Executive’s employment with the Company is terminated pursuant to Executive’s Disability, the Company shall pay to Executive (A) his accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6), (B) any accrued but unused PTO, (C) if Executive was serving as the Company’s interim Chief Executive Officer at the date of termination, and such date of termination occurs in the Company’s 2008 fiscal year, an amount equal to $15,000 per month for the remainder of such fiscal year, payable in a lump sum within ten (10) days following the Release Effective Date (as defined below), and (D) at the discretion of the Board, an annual bonus for the year in which Executive’s death or Disability occurs, prorated through the date of such event, based on the Board’s good-faith estimate of the actual amount, if any, that would have been payable for such year under the Company Management Incentive Plan in accordance with Paragraph 3(b), payable in a lump sum within ten (10) days following the Release Effective Date.

                    (iii) Prior to the receipt of any payments or benefits provided by Paragraph 7(a)(ii), Executive shall execute a customary general release of claims in a form that is reasonably satisfactory to the Company. Executive shall have fifty (50) days following the date of termination to execute such Release. It is understood that Executive has a certain period to consider whether to execute such Release, and Executive may revoke such Release within seven (7) business days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) business day period, Executive shall not be entitled to the aforesaid payments and benefits. The date on which Executive’s Release becomes effective and the applicable revocation period lapses shall be the “Release Effective Date.”
               (b) Change in Control.
                    (i) In the event of any Change in Control (defined below) during the term of Executive’s employment with the Company, notwithstanding any provision to the contrary in Executive’s options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) or any restricted stock agreement, (A) 100% of any unvested portion of such options shall be deemed to have vested on the date of the Change in Control, and if Executive’s employment with the Company is terminated in connection with or following such Change in Control, Executive shall have the lesser of (1) 180 days or (2) the maximum period permitted under Section 409A of the Code from the date of the Change in Control to exercise such options, and (B) the restrictions with respect to 100% of the restricted shares of the Company’s capital stock that Executive then holds shall immediately lapse on the date of the Change in Control.
                    (ii) “Change in Control” means and includes each of the following:
                         (A) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:
                    (1) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or
                    (2) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or
                    (3) an acquisition of voting securities pursuant to a transaction described in subsection (C) below that would not be a Change in Control under subsection (C);
          Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Paragraph 7(b)(ii)(A): an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or
                         (B) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subparagraphs (A) or (C) of this Paragraph 7(b)(ii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
                         (C) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (1) a merger, consolidation, reorganization, or business combination or (2) a sale or other disposition of all or substantially all of the Company’s assets or (3) the acquisition of assets or stock of another entity, in each case other than a transaction:
                    (I) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
                    (II) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (II) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
                    (D) the Company’s stockholders approve a liquidation or dissolution of the Company.
          For purposes of subparagraph 7(b)(ii)(A) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subparagraph 7(b)(ii)(C) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.
               (c) If Executive’s employment is terminated for any reason other than as a result of Executive’s death or Disability, without limiting or prejudicing any other legal or equitable rights or remedies which the Company may have upon such termination by Executive, (i) the Company shall pay Executive his or her accrued but unpaid Base Salary and any accrued but unused PTO (plus all accrued and unpaid expenses reimbursable in accordance with Paragraph 6) through the date of termination, payable in a lump sum on the date of termination, and (ii) if Executive is thereafter to remain the Company’s non-executive Chairman of the Board, (A) the Company shall pay Executive $15,000 for each month or portion thereof that Executive holds such position, beginning December 6, 2007 and continuing through December 31, 2008, and (B) the Board will review Executive’s role with the Company from and after December 31, 2008 and will determine Executive’s compensation for periods thereafter; provided that if Executive is to act as the Company’s non-executive Chairman of the Board thereafter December 31, 2008 and is no longer to be an employee of the Company, Executive shall be compensated for such service as provided under the Company’s Director Compensation Policy, as the same shall be adjusted or modified by the Board from time to time..
               (d) The termination payments described above shall supersede any severance program, plan or policy that may be adopted by the Company with respect to its employees generally, and the terms of this Paragraph 7 shall control in the event of any discrepancy with such severance program, plan or policy.
          8. Proprietary Information and Inventions Agreement. As a condition of continued employment, Executive will be required to sign and comply with the Company’s form of Proprietary Information and Inventions Agreement. In Executive’s work for the Company, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive has an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally known and used by persons with training and experience comparable to Executive’s, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that he or she will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality.
          9. Nondisparagement. Executive will not at any time during or after the term of Executive’s employment with the Company directly (or through any other person or entity) make any public statements (whether orally or in writing) which are intended to be derogatory or damaging to the Company or any of its subsidiaries, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, employees, directors, partners, agents or shareholders; provided that Executive may comment generally on industry matters in response to inquiries from the press and in other public speaking engagements. The Company shall not at any time during or after the term of Executive’s employment with the Company, directly (or through any other person or entity) make any public statements (whether oral or in writing) which are intended to be derogatory or damaging concerning Executive.
          10. Indemnification; Directors & Officers Insurance.
               (a) The Company shall indemnify Executive to the maximum extent permitted by law and by the charter and bylaws of Company if Executive is made a party, or threatened to be made a party, to any threatened or pending legal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive is or was an officer, director, manager, member, partner or employee of the Company, in which capacity Executive is or was serving at the Company’s request, against reasonable expenses (including reasonable attorneys’ fees), judgments, fines and settlement payments incurred by him or her in connection with such action, suit or proceeding.
               (b) The Company shall use reasonable commercial efforts to maintain directors & officers insurance for the benefit of Executive and other executive officers and directors with a level of coverage comparable to other companies in the Company’s industry at a similar stage of development.

               (c) The Company and Executive will continue to be bound by the Indemnification Agreement currently in effect between the Company and Executive.
          11. Representation of the Parties. Executive represents and warrants to the Company that Executive has the capacity to enter into this Agreement and the other agreements referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound. The Company represents to Executive that it is duly formed and is validly existing under the laws of the State of Delaware, that it is fully authorized and empowered by action of its Board to enter into this Agreement and the other agreements referred to herein, and that performance of its obligations under this Agreement and such other agreements will not violate any agreement between it and any other person, firm or other entity.
          12. Key Man Insurance. The Company will have the right throughout the term of Executive’s employment with the Company to obtain or increase insurance on Executive’s life in such amount as the Board determines, in the name of the Company and for its sole benefit or otherwise, in the discretion of the Board. Upon reasonable advance notice, Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with the Company as the Company may request in connection with any such insurance. Executive warrants and represents that, to Executive’s best knowledge, Executive is in good health and does not suffer from any medical condition which might interfere with the timely performance of Executive’s obligations under this Agreement. To the extent the Company elects to obtain a policy of insurance on the life of Executive, unless an alternative life insurance benefit has been established for the Company’s executive officers, including Executive, the Company shall also obtain and pay for a whole life insurance policy providing for payment of not less than the equivalent of one year’s Base Salary in benefits to Executive’s designated beneficiaries (this policy shall be in addition to any coverage provided by the Company’s group life insurance plan provided to employees generally).
          13. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 13, except that any such change of address notice shall not be effective unless and until received.

If to the Company:

Somaxon Pharmaceuticals, Inc.
Attn: Chief Financial Officer
3721 Valley Centre Drive, Suite 500
San Diego, CA 92130

If to Executive:

David F. Hale
c/o Somaxon Pharmaceuticals, Inc.
3721 Valley Centre Drive, Suite 500
San Diego, CA 92130

     14. Entire Agreement, Amendments, Waivers, Etc.
          (a) No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by the Company and Executive. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time. Any waiver must be in writing and signed by the waiving party.
          (b) This Agreement, together with the documents referred to herein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.
          (c) Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.
          (d) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
          (e) If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.
     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.
     16. Taxes. All payments required to be made to Executive hereunder, whether during the term of Executive’s employment hereunder or otherwise, shall be subject to all applicable federal, state and local tax withholding laws.
     17. Headings, Etc. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement. Unless otherwise provided, references herein to Paragraphs refer to Paragraphs of this Agreement.
     18. Arbitration. Any dispute or controversy between Company and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in San Diego, California administered by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Company and Executive. The Company shall pay all of the direct costs and expenses in any arbitration hereunder and the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its, his or her reasonable attorney’s fees and costs. The Company and Executive hereby waive their right to a jury trial.
     19. Survival. Executive’s obligations under the provisions of Paragraphs 8 and 9, as well as the provisions of Paragraphs 6, 7 and 14 through and including 22, shall survive the termination or expiration of this Agreement.
     20. Confidentiality. The parties agree that the existence and terms of this Agreement are and shall remain confidential. The parties shall not disclose the fact of this Agreement or any of its terms or provisions to any person without the prior written consent of the other party hereto; provided, however, that nothing in this Paragraph 20 shall prohibit disclosure of such information to the extent required by law, nor prohibit disclosure of such information by Executive to any legal or financial consultant, all of whom shall first agree to be bound by the confidentiality provisions of this Paragraph 20, nor prohibit disclosure of such information within the Company in the ordinary course of its business to those persons with a need to know, as reasonably determined by the Company, or by the Company to any legal or financial consultant.
     21. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
     22. Section 409A of the Code.
          (a) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, any benefits payable under Section 7 shall be paid no later than the later of: (i) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following the Company’s first taxable year in which such benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.
          (b) Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Code Section 409A, as determined by the Company in accordance with Code Section 409A, to the extent that the payments or benefits under this Agreement are subject to Code Section 409A and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under

Code Section 409A(a)(2)(B)(i), then such portion shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of (x) the date that is six (6) months following Executive’s termination of employment with the Company, (y) the date of Executive’s death, or (z) the earliest date as is permitted under Code Section 409A.
          (c) As provided in Internal Revenue Notice 2006-79, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.]
(Signature Page Follows)

        In Witness Whereof, the parties have executed this Agreement as of the date first above written.

COMPANY:

Somaxon Pharmaceuticals, Inc.

By /s/ Meg M. McGilley
Name:	Meg M. McGilley
Title:	Vice President and
Chief Financial Officer

EXECUTIVE:

/s/ David F. Hale
David F. Hale